                                                          RE: NN, Inc.
                                                          2000 Waters Edge Drive
                                                          Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                           AT FRB|WEBER SHANDWICK
---------------                                           ----------------------
Will Kelly                                                Alison Ziegler        Susan Garland
Treasurer & Manager of Investor Relations                 (General info)        (Analyst info)
(423) 743-9151                                            212-445-8432 212-445-8458

FOR IMMEDIATE RELEASE
October 1, 2003

         NN, INC. FORMS NEW SLOVAKIAN COMPANY TO ESTABLISH MANUFACTURING
                             BASE IN EASTERN EUROPE

Johnson  City,  Tennessee,  October  1, 2003 - NN,  Inc.  (Nasdaq:  NNBR)  today announced  that it has entered into an asset  purchase  agreement to acquire the precision  ball  operations  of KLF -  Gulickaren,  based in Kysucke Nove Mesto,
Slovakia for approximately 1.7 million Euros. The transaction,  which is subject to customary  governmental  approval of the transfer of real estate, is expected to close in October  2003.  The assets will be utilized in forming a new company that will begin production in early 2004 with first year revenues expected to be approximately $2.0 to $3.0 million. The financial results of the operations will be consolidated in the Company's NN Euroball Segment.

Roderick R. Baty,  Chairman and Chief Executive  Officer said, "The formation of this company in Eastern Europe is consistent  with our efforts to further expand our  geographic  manufacturing  base.  Our Slovakian  operation will allow us to better  serve  our  worldwide  bearing  customers,  many  of whom  have  already established Eastern European operations.  We believe this operation will provide new opportunities for NN to create value for our customers.  As a result, we are optimistic regarding the long-term growth prospects for our newest facility."

NN, Inc. manufactures and supplies high precision bearing components, consisting of balls, rollers,  seals and retainers,  for leading bearing manufacturers on a global basis and had sales of US $193 million in 2002.

The  statement  concerning  expected  first year  revenues is a  forward-looking statement  that is made  pursuant to the safe harbor  provisions  of the Private
Securities Litigation Reform Act of 1995.  Forward-looking  statements involve a number of risks and uncertainties that may cause actual results to be materially different from such  forward-looking  statements.  Such factors  include,  among others,  general economic  conditions and economic  conditions in the industrial sector,  competitive  influences,  risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability  of  raw  materials,  currency  and  other  risks  associated  with international  trade, the Company's  dependence on certain major customers,  and other risk  factors and  cautionary  statements  listed from time to time in the
Company's  periodic  reports filed with the Securities and Exchange  Commission, including,  but not  limited  to, the  Company's  Annual  Report on 10-K for the fiscal year ended December 31, 2002.
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